Exhibit 99.1

Company Contact Gina Rodrigues Aware, Inc. 781-276-4000 grodrigues@aware.com	Investor Contact Matt Glover Gateway Group, Inc. 949-574-3860 AWRE@gatewayir.com

Aware Reports First Quarter 2023 Financial Results

Total Revenue increased 6% Quarter-Over-Quarter to $4.3 Million; Recurring Revenue Increased 17% Quarter-Over-Quarter to $3.1 Million or 71% of Total Revenue

2023 Outlook for Total Revenue and Annual Recurring Revenue (ARR) Growth of at Least 15%

BURLINGTON, MASS. – May 2, 2023 – Aware, Inc. (NASDAQ: AWRE), a leading authentication company applying proven and trusted adaptive authentication to solve everyday business challenges with biometrics, today reported financial results for the first quarter ended March 31, 2023.

First Quarter 2023 and Recent Operational Highlights

•
Generated $4.3 million of revenue, compared to $4.1 million in the fourth quarter of 2022 and $4.7 million in the first quarter of 2022, with a continued focus on expanding the company’s recurring revenue base.
•
Recurring revenue for the first quarter 2023 was $3.1 million, a 17% sequential increase and a 4% year-over-year increase.
•
Aligned expectation to grow total revenue and annual recurring revenue (ARR) by at least 15% in 2023, and to achieve neutral to positive operating cash flow exiting 2023.
•
Partnered with Uqoud to integrate Knomi® into its contract management platform and broadened both biometrics’ use cases and Aware’s footprint in the Middle East market.
•
Incorporated Knomi into the Electronic Know Your Customer (eKYC) identity verification process for a leading Pakistani Bank through a new partnership with Anyline.
•
Collaborated with SoftwareONE to prepare Aware’s world class biometric authentication solutions for availability on the AWS Marketplace to reach global enterprise customers.
•
Repurchased 191,000 common shares of stock at a weighted average price of $1.79 per share as part of our previously announced share buyback program.

Management Commentary

“In the first quarter we continued to execute on our growth strategy to scale the business and drive revenue,” said Robert Eckel, Aware’s Chief Executive Officer and President. “We are diligently working to expand our recurring revenue base through multi-threaded deep partnerships while continuing to advance the capabilities of our technologies.”

“Expanding adoption for our SaaS-based solution, AwareID, remains a top priority as we leverage strategic partnerships to increase the reach and use cases of our entire portfolio. The global biometric industry is rapidly evolving, and we believe we are well positioned to capitalize on the robust tailwinds in the industry. As we continue to focus on the customer, our go-to-market model and flexible deployment options make it easy for them to buy and adopt offerings from our broad portfolio. With our partner-centric sales strategy, increased global traction for Knomi and AwareID®, and a promising pipeline of opportunities, we continue to be confident in our ability to deliver our operational and financial objectives in 2023. Along that line, our expectation is to grow total revenue and ARR by at least 15% in 2023. We also continue to manage operating cash flow, driving to exit 2023 with cash flow neutral to positive, by managing both inflows and outflows towards profitability.”

First Quarter 2023 Financial Results

Revenue for the first quarter of 2023 was $4.3 million, compared to $4.1 million in the fourth quarter of 2022 and $4.7 million in the same year-ago period. The sequential improvement in revenue was primarily due to an increase in software subscription revenue.

Net loss for the first quarter of 2023 totaled $1.6 million, or $(0.07) per diluted share, which compares to net loss of $1.8 million, or $(0.08) per share, in the fourth quarter of 2022 and net loss of $1.3 million, or $(0.06) per share, in the same year-ago period.

Adjusted EBITDA loss for the first quarter of 2023 totaled $1.4 million, compared to adjusted EBITDA loss of $1.5 million in the fourth quarter of 2022 and adjusted EBITDA loss of $0.6 million in the same year-ago period. The improvement from the prior quarter in adjusted EBITDA was primarily due to higher revenue.

Cash, cash equivalents and marketable securities totaled $27.3 million as of March 31, 2023, compared to $29.0 million as of December 31, 2022.

Webcast

Aware management will host a webcast today, May 2, 2023, at 5:00 p.m. Eastern time to discuss these results and provide an update on business conditions. A question-and-answer session will follow management’s prepared remarks.

Date: Tuesday, May 2, 2023

Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)

Webcast: Register Here

The presentation will be made available for replay in the investor relations section of the Company’s website. The audio recording will be available for approximately 90 days following the live event.

About Aware

Aware is a global authentication company that validates and secures identities using proven and trusted adaptive biometrics. Aware’s software and software-as-a-service offerings address the growing challenges that government and commercial enterprises face in knowing, authenticating and securing individuals through frictionless and highly secure user experiences. Aware’s algorithms are based on the most diverse data sets in the world and can be tailored to the unique security and requirements of each customer. The company empowers users to have control over identities through clear, intuitive opt-in/opt-out features, helping them feel secure and improving their lives. Aware is a publicly held company (Nasdaq: AWRE) based in Burlington, Massachusetts. To learn more, visit www.aware.com or follow Aware on Twitter @AwareBiometrics.

Safe Harbor Warning

Portions of this release contain forward-looking statements regarding future events and are subject to risks and uncertainties, such as estimates or projections of future revenue, earnings and non-recurring charges, and the growth of the biometrics markets. Aware wishes to caution you that there are factors that could cause actual results to differ materially from the results indicated by such statements.

Risk factors related to our business include, but are not limited to: i) our operating results may fluctuate significantly and are difficult to predict; ii) we derive a significant portion of our revenue from government customers, and our business may be adversely affected by changes in the contracting or fiscal policies of those governmental entities; iii) a significant commercial market for biometrics technology may not develop, and if it does, we may not be successful in that market; iv) we derive a significant portion of our revenue from third party channel partners; v) the biometrics market may not experience significant growth or our products may not achieve broad acceptance; vi) we face intense competition from other biometrics solution providers; vii) our business is subject to rapid technological change; viii) our software products may have errors, defects or bugs which could harm our business; ix) our business may be adversely affected by our use of open source software; x) we rely on third party software to develop and provide our solutions and significant defects in third party software could harm our business; xi) part of our future business is dependent on market demand for, and acceptance of, the cloud-based model for the use of software: xii) our operational systems and networks and products may be subject to an increasing risk of continually evolving cybersecurity or other technological risks which could result in the disclosure of company or customer confidential information, damage to our reputation, additional costs, regulatory penalties and financial losses; xiii) our intellectual property is subject to limited protection; xiv) we may be sued by third parties for alleged infringement of their proprietary rights; xv) we must attract and retain key personnel; xvii) our business may be affected by government regulations and adverse economic conditions; xviii) we may make acquisitions that could adversely affect our results, xix) we may have additional tax liabilities; and xx) we believe the effects caused by the COVID-19 pandemic will likely have an adverse impact on our revenue over the next several quarters.

We refer you to the documents Aware files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in our annual report on Form 10-K for the fiscal year ended December 31, 2022 and other reports and filings made with the Securities and Exchange Commission.

Aware, Inc. | www.aware.com | 1.781.276.4000	© 2022 Aware, Inc.

AWARE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2023	2022
Revenue:
Software licenses	$2,105	$2,628
Software maintenance	1,835	1,661
Services and other	365	403
Total revenue	4,305	4,692

Costs and expenses:
Cost of services and other revenue	298	314
Research and development	2,381	2,424
Selling and marketing	1,991	1,781
General and administrative	1,504	1,461
Total costs and expenses	6,174	5,980
Operating loss	(1,869)	(1,288)
Interest income	301	9
Net loss	$(1,568)	$(1,279)

Net loss per share – basic	$(0.07)	$(0.06)
Net loss per share – diluted	$(0.07)	$(0.06)
Weighted-average shares – basic	21,033	21,642
Weighted-average shares – diluted	21,033	21,642

Aware, Inc. | www.aware.com | 1.781.276.4000	© 2022 Aware, Inc.

AWARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	March 31, 2023	December 31, 2022
ASSETS
Cash and cash equivalents	$8,390	$11,749
Marketable securities	18,912	17,229
Accounts and unbilled receivables, net	6,153	6,246
Tax receivable	1,362	1,362
Property and equipment, net	697	726
Goodwill and intangible assets, net	5,823	5,926
Note receivable	2,632	2,601
Right of use assets	4,470	4,538
All other assets, net	961	815

Total assets	$49,400	$51,192

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expense	$1,404	$1,921
Deferred revenue	3,796	3,733
Operating lease liability	4,621	4,517
Contingent acquisition payment	812	812
Total stockholders’ equity	38,767	40,209

Total liabilities and stockholders’ equity	$49,400	$51,192

Non-GAAP Measures

We define adjusted EBITDA as U.S. GAAP net loss minus gain on sale of fixed assets plus depreciation of fixed assets and amortization of intangible assets, stock-based compensation expenses, interest income, and income tax provision or benefit. We discuss adjusted EBITDA in our quarterly earnings releases and certain other communications, as we believe adjusted EBITDA is an important measure. We use adjusted EBITDA in internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board of Directors, and evaluating short-term and long-term operating trends in our operations. We believe that the adjusted EBITDA financial measure assists in providing an enhanced understanding of our underlying operational measures to manage the business, to evaluate performance compared to prior periods and the marketplace, and to establish operational goals. We believe that the adjusted EBITDA adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in our financial and operational decision-making.

We define recurring revenue as the portion of Aware revenue that is based on an annual term or shorter arrangements and is likely to continue in the future, such as annual maintenance or subscription contracts. We use recurring revenue as a metric to communicate the portion of our revenue that has greater stability and predictability. We believe that recurring revenue assists in providing an enhanced understanding of effectiveness of our efforts to transition to a subscription-based business model.

Adjusted EBITDA and recurring revenue are non-GAAP financial measures and should not be considered in isolation or as a substitute for financial information provided in accordance with U.S. GAAP. These non-GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies. We expect to continue to incur expenses similar to the financial adjustments described above in arriving at adjusted EBITDA and investors should not infer from our presentation of this non-GAAP financial measure that these costs are unusual, infrequent or non-recurring. The following table includes the reconciliations of our U.S. GAAP net income (loss), the most directly comparable U.S. GAAP financial measure, to our adjusted EBITDA for the three and twelve months ended December 31, 2022 and 2021 and for the three months ended September 30, 2022 and (ii) our U.S. GAAP revenue, the most directly comparable U.S. GAAP financial measure, to our recurring revenue for the three and twelve months ended December 31, 2022 and 2021.

Aware, Inc. | www.aware.com | 1.781.276.4000	© 2022 Aware, Inc.

AWARE, INC.

Reconciliation of GAAP Net income (loss) to Adjusted EBITDA

(In thousands)

(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022
Net loss	$(1,568)	$(1,758)	$(1,279)
Depreciation and Amortization	149	172	225
Stock based compensation	335	351	429
Interest Income	(301)	(311)	(9)
Provision for income taxes	—	49	—
Adjusted EBITDA	$(1,385)	$(1,497)	$(634)

AWARE, INC.

Revenue Breakout

(In thousands)

(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022
Recurring revenue:
Software subscriptions	$1,227	$782	$1,287
Software maintenance	1,835	1,844	1,661
Total recurring revenue	3,062	2,626	2,948

Non-recurring revenue:
Software licenses	878	1,144	1,342
Services and other	365	293	402
Total non-recurring revenue	1,243	1,437	1,744
Total revenue	$4,305	$4,063	$4,692

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Aware is a registered trademark of Aware, Inc.

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Aware, Inc. | www.aware.com | 1.781.276.4000	© 2022 Aware, Inc.